Exhibit 99.1

	Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200
(For Immediate Release)
UICI ANNOUNCES RESULTS OF OPERATIONS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2005
NORTH RICHLAND HILLS, TX, November 2, 2005—UICI (the “Company” NYSE: UCI), a leader in the health insurance market for self-employed individuals, today reported third quarter and first nine months 2005 results of operations.
     UICI reported third quarter 2005 revenues and income from continuing operations of $518.6 million and $60.7 million ($1.29 per diluted share), respectively, compared to third quarter 2004 revenues and income from continuing operations of $513.9 million and $33.3 million ($0.71 per diluted share), respectively. For the nine months ended September 30, 2005, the Company generated revenues and income from continuing operations of $1.6 billion and $165.5 million ($3.51 per diluted share), respectively, compared to revenues and income from continuing operations of $1.5 billion and $101.9 million ($2.15 per diluted share), respectively, in the nine months ended September 30, 2004.
     Overall, for the three and nine months ended September 30, 2005, the Company reported net income in the amount of $61.0 million ($1.30 per diluted share) and $165.0 million ($3.50 per diluted share), respectively, compared to net income of $34.9 million ($0.74 per diluted share) and $115.7 million ($2.43 per diluted share), respectively, in the corresponding 2004 periods.
     The Company’s third quarter 2005 results from continuing operations reflected the continued strong performance of its Self-Employed Agency (“SEA”) Division. In the 2005 third quarter, the SEA Division reported operating income of $101.8 million, compared to operating income of $71.5 million in the third quarter of 2004.
     On September 15, 2005, UICI entered into an agreement under which a group of private equity firms led by The Blackstone Group would acquire UICI in a cash transaction at $37.00 per share. Completion of the transaction is subject to insurance regulatory approvals, the receipt of certain financing and other conditions. The parties currently expect the transaction to close in the first quarter of 2006.

Comparative Summary Results of Operations and Balance Sheet Information
     Set forth in the tables below are comparative summary results of operations for the three and nine-month periods ended September 30, 2005 and 2004, and selected balance sheet data as of September 30, 2005 and December 31, 2004, respectively.

	Three Months ended		Nine Months ended
Income Statement Data:	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Revenues	$518,568	$513,936	$1,599,529	$1,522,511
Operating income from continuing operations before income taxes	$92,755	$49,131	$253,348	$154,259

Income from continuing operations	$60,672	$33,269	$165,472	$101,914
Income (loss) from discontinued operations	373	1,623	(440)	13,773

Net income	$61,045	$34,892	$165,032	$115,687

Per Diluted Share:
Income from continuing operations	$1.29	$0.71	$3.51	$2.15
Income (loss) from discontinued operations	0.01	0.03	(0.01)	0.28

Net income	$1.30	$0.74	$3.50	$2.43

Average shares outstanding (in thousands)	47,053	47,048	47,093	47,593

Balance Sheet Data:	September 30, 2005	December 31, 2004
	(In thousands, except per share amounts)
Stockholders’ equity.	$834,730	$714,145
Book value per share (1)	$18.15	$15.18

(1)	Excludes the unrealized gains (losses) on securities available for sale.
Business Segment Results
     The table below sets forth, by business segment, income (loss) before taxes (“operating income (loss)”) for the three and nine months ended September 30, 2005 and 2004.

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands)
Operating income (loss):
Insurance:
Self-Employed Agency Division	$101,769	$71,521	$248,095	$186,103
Student Insurance Division	(7,659)	(22,060)	(10,960)	(44,057)
Star HRG Division	141	119	1,550	3,632
Life Insurance Division	1,544	1,334	5,948	3,719
Other Insurance	160	277	3,885	361

Total Insurance	95,955	51,191	248,518	149,758
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	2,743	3,511	9,563	12,844
Variable stock-based compensation expense	(5,943)	(5,571)	(4,733)	(8,343)

Total Other Key Factors	(3,200)	(2,060)	4,830	4,501

Operating income	$92,755	$49,131	$253,348	$154,259

     UICI’s results of operations for the three and nine months ended September 30, 2005 were impacted by the following factors:
Self-Employed Agency Division
     For the three and nine month periods ended September 30, 2005, the SEA Division reported operating income of $101.8 million and $248.1 million, respectively, compared to operating income of $71.5 million and $186.1 million, respectively, in the corresponding 2004 periods. Operating income for the three-month period ended September 30, 2005 benefited from an increase in earned premium revenue, a decrease in commission expenses as a percentage of earned premiums and a lower loss ratio (from 54.7% in the 2004 three-month period to 43.9% in the 2005 three-month period) resulting from favorable claims experience and a claim liability adjustment as discussed below. Earned premium revenue at the SEA Division increased to $347.9 million in the third quarter of 2005 from $340.0 million in the corresponding 2004 period.
     Operating income at the SEA Division for the nine months ended September 30, 2005 was positively impacted by an increase in earned premium revenue, a decrease in commission expenses as a percentage of earned premium, a lower loss ratio (from 55.2% in the 2004 nine-month period to 49.7% in the 2005 nine-month period) resulting from favorable claims experience and a claim liability adjustment as discussed below. Earned premium revenue at the SEA Division increased to $1.1 billion in the first nine months of 2005, compared to $1.0 billion in the first nine months of 2004.
     Results at the SEA Division for the three and nine months ended September 30, 2005 reflected a benefit in the amount of $33.3 million attributable to a refinement of the Company’s estimate for its claim liability on its health insurance products. The largest portion of the adjustment (approximately $21.0 million) was attributable to a refinement of the estimate of the unpaid claim liability for the most recent incurral months. The Company utilizes anticipated loss ratios to calculate the estimated claim liability for the most recent incurral months. Despite negligible premium rate increases implemented on its most popular scheduled health insurance products, the SEA Division has continued to observe favorable claims experience and, as a result, loss ratios have not increased as rapidly as anticipated. This favorable claims experience has been reflected in the refinement of the anticipated loss ratios used in estimating the unpaid claim liability for the most recent incurral months. The remaining portion of the adjustment to the claim liability (approximately $12.3 million) was attributable to an update of the completion factors used in the developmental method of estimating the unpaid claim liability to reflect more current claims administration practices. The SEA Division’s results for the nine months ended September 30, 2005 also reflected a favorable claim liability adjustment in the amount of $7.6 million recorded in the first quarter of 2005 attributable to a refinement of an estimate for the Company’s claim liability established with respect to a product rider that provides for catastrophic coverage on the SEA Division’s scheduled health insurance products.
     As a result of the ongoing favorable claims experience associated with the SEA Division’s health insurance products, commencing in the fourth quarter of 2005 the Company is reducing premium rates on new business in a number of markets.
     Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the three and nine months ended September 30, 2005 was 29.3% and 23.4%, respectively, compared to 21.0% and 18.6% in the corresponding 2004 periods. The significant increase in operating margin in the three and nine months ended September 30, 2005 was attributable primarily to the period-over-period decrease in the loss ratio and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). These factors were partially offset by higher administrative expenses as a percentage of premium, resulting from expenses for certain administrative costs associated with the previously announced multi-state market conduct review and administrative costs related to the November 2004 HealthMarket acquisition.
     In the third quarter of 2005, total SEA Division submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with individual and small group health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased by 18.4%, to $170.2 million in the third quarter of 2005 from $208.5 million in the third quarter of 2004. For the full nine months ended September 30, 2005, total SEA Division submitted annualized premium volume decreased by 14.1%, to $574.7 million in the nine months ended September 30, 2005 from $669.2 million in the nine months ended September 30, 2004. The period-over-period decreases in submitted annualized premium volume can be attributed primarily to a reduction in the average number of writing agents in the field (from 2,251 in the third quarter of 2004 to 1,901 in the third quarter of 2005, and from 2,393 in the nine months ended September 30, 2004 to 2,121 in the nine months ended September 30, 2005).
     In the first nine months of 2005, the SEA Division began to sell, through agents associated with its UGA — Association Field Services agency, individual consumer driven health plan (CDHP) products in selected markets in thirteen states (Alabama, Arizona, Florida, Georgia, Illinois, Michigan, Mississippi, Missouri, Pennsylvania, Rhode Island, South Carolina, Texas, and Virginia) and the District of Columbia and products targeted toward the small employer group market in eight states (Georgia, Illinois, Michigan, Arizona, Nevada, Tennessee, Ohio and Texas). The Company intends to continue the roll out of individual and small employer group CDHP products in additional markets throughout the balance of 2005.
Student Insurance Division
     The Company’s Student Insurance Division (which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities) reported operating losses of $(7.7) million and $(11.0) million in the three and nine months ended September 30, 2005, compared to operating losses of $(22.1) million and $(44.1) million in the corresponding 2004 periods.
     Results for the 2005 periods at the Student Insurance Division reflected a significant decrease in the loss ratio to 83.1% and 80.7%, respectively, in the three and nine months ended September 30, 2005, from 103.9% and 92.5%, respectively, in the corresponding 2004 periods. For the nine months ended September 30, 2005, operating results also benefited from lower administrative expenses as a percentage of earned premium and from better utilization of network service agreements with healthcare providers. The 2004 nine month period results also reflected a second quarter impairment charge in the amount of $(6.3) million, which was principally associated with the abandonment of computer hardware and software assets associated with a claims processing system.
     Earned premium revenue at the Student Insurance Division decreased to $61.6 million and $210.0 million, respectively, in the three and nine months ended September 30, 2005, from $71.2 million and $216.5 million, respectively, in the 2004 periods. The decrease in premium reflects in part the non-renewal in the 2005-2006 school year of certain accounts that had performed poorly in the 2004-2005 school year.
Star HRG Division
     The Company’s Star HRG Division (which designs, markets and administers limited benefit health insurance plans for entry level, high turnover, and hourly employees) reported operating income for the three and nine months ended September 30, 2005 in the amount of $141,000 and $1.6 million, respectively, compared to operating income of $119,000 and $3.6 million, respectively, in the corresponding 2004 periods. The loss ratio associated with the Star HRG business decreased slightly in the third quarter of 2005 to 64.4% from 65.0% in the third quarter of 2004 and decreased to 63.6% for the nine months ended September 30, 2005 from 63.8% for the nine months ended September 30, 2004.

     Earned premium revenue at the Star HRG Division was $35.4 million and $110.0 million, respectively, in the three and nine months ended September 30, 2005, compared to $36.8 million and $111.1 million, respectively, in the 2004 periods.
Life Insurance Division
     The Company’s Life Insurance Division reported operating income in the three and nine months ended September 30, 2005 of $1.5 million and $5.9 million, respectively, compared to operating income of $1.3 million and $3.7 million, respectively, in the corresponding 2004 periods. The 2005 period-over-2004 period increases in operating income were attributable to an increase in revenue and a decrease in fixed administrative costs as a percentage of earned premium revenue.
     In the three and nine months ended September 30, 2005, the Company’s Life Insurance Division generated annualized paid premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance policies issued by the Company) in the amount of $8.1 million and $26.3 million, respectively, compared to $8.7 million and $23.9 million, respectively, in the corresponding 2004 periods. Annualized paid premium volume for the quarter was negatively impacted by the recent hurricanes in the Gulf States.
Other Key Factors
     The Company’s Other Key Factors segment includes investment income not otherwise allocated to the Insurance segment, realized gains and losses, interest expense on corporate debt, general expenses relating to corporate operations, variable stock compensation and other unallocated items.
     The Company’s Other Key Factors segment reported operating income (loss) of $(3.2) million and $4.8 million, respectively, in the three and nine months ended September 30, 2005, compared to operating income (loss) of $(2.1) million and $4.5 million in the corresponding 2004 periods.
     The 2005 quarter-over-2004 quarter increase in operating loss in the Other Key Factors segment was primarily attributable a $373,000 increase in variable non-cash stock-based compensation expense associated with the various stock accumulation plans established by the Company for the benefit of its independent agents, a decrease in net realized gains of $166,000 and a $3.4 million increase in unallocated corporate overhead, which was primarily attributable to costs incurred in connection with the previously-announced acquisition of UICI by a group of private equity investors (including the recording of a loss accrual for related litigation costs). These items decreasing earnings were partially offset by a $2.9 million increase in investment income on equity.
     The moderate increase in operating income in the Other Key Factors segment in the nine months ended September 30, 2005 compared to the corresponding 2004 period was primarily attributable to an $8.3 million increase in investment income on equity and a $3.6 million decrease in variable non-cash stock-based compensation associated with the various stock accumulation plans. These items increasing operating income in the nine months ended September 30, 2005 were offset in large part by a decrease in net realized gains of $4.4 million and $7.0 million increase in unallocated corporate overhead, which was primarily attributable to costs incurred in connection with the previously-announced acquisition of UICI by a group of private equity investors (including the recording of a loss accrual for related litigation costs).

Discontinued Operations
     In the three and nine months ended September 30, 2005 the Company reported an income (loss) from discontinued operations in the amount of $373,000, net of tax ($0.01 per diluted share) and $(440,000), net of tax ($(0.01) per diluted share), respectively, compared to income from discontinued operations of $1.6 million, net of tax ($0.03 per diluted share) and $13.8 million, net of tax ($0.28 per diluted share), respectively, in the corresponding 2004 periods.
     Results from discontinued operations for the nine months ended September 30, 2004 reflected a pre-tax gain in the amount of $7.7 million (which was recorded in the first quarter of 2004), generated from the sale of the remaining uninsured student loan assets formerly held by the Company’s former Academic Management Services Corp. subsidiary (which the Company disposed of in November 2003), and a favorable resolution of a dispute related to the Company’s former Special Risk Division recorded in the second quarter of 2004 that resulted in pre-tax income in the amount of $10.7 million.
CORPORATE PROFILE:
     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; the result of the review by various regulatory agencies of the previously-announced proposed cash merger of the Company with a group of private equity firms led by The Blackstone Group, approval of the merger by the stockholders of UICI and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.
UICI press releases and other company information are available at UICI‘s website located at www.uici.net.